ENERGY CONVERSION DEVICES ANNOUNCES
                   FIRST QUARTER FISCAL 2004 OPERATING RESULTS

      ROCHESTER HILLS, Mich., Nov. 26, 2003 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today its operating results for the first quarter ended September 30, 2003. Revenues were $14.2 million compared to $15.9 million in the first quarter last year. The Company's net loss was $14.3 million for the first quarter compared to a loss of $3.4 million in the same quarter last year. On a per-share basis, the loss was $.65 in the first quarter of Fiscal 2004 compared to a loss of $.16 in the same quarter last year.

      Summarized results for the first quarter are shown in the following table:

                                                                  Three Months Ended
                                                                     September 30,
                                                                 2003            2002
                                                             ------------    ------------
                                                       (In thousands, except per-share amounts)
   Revenues
      Product Sales                                           $  6,701        $  5,334
      Royalties                                                    459             530
      Revenues from Product Development Agreements               6,839           9,753
      Revenues from License Agreements                              50             150
      Other                                                        156              88
                                                              --------        --------
   Total Revenues                                               14,205          15,855

   Expenses                                                     28,618          22,243
                                                              --------        --------
   Net Loss from Operations                                    (14,413)         (6,388)
   Other Income (Expense)
      Interest Income                                              316           1,040
      Equity Loss in Joint Ventures                               (244)           (864)
      Other                                                         59             560
                                                              --------        --------
                                                                   131             736
   Net Loss Before Cumulative Effect of Change
      in Accounting Principle                                  (14,282)         (5,652)
   Cumulative Effect of Change in Accounting Principle            -              2,216
                                                              --------        --------
   Net Loss                                                   $(14,282)       $ (3,436)
                                                              ========        ========
   Basic and Diluted Net Loss Per Share Before Cumulative
      Effect of Change in Accounting Principle                $   (.65)       $   (.26)
   Cumulative Effect of Change in Accounting Principle            -                .10
                                                              --------        --------
   Basic and Diluted Net Loss Per Share                       $   (.65)       $   (.16)
                                                              ========        ========

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Notes to Financial Results:
--------------------------

      The Company has continued to invest to further advance its technologies. These investments in its technologies have led to strategic alliances with companies such as ChevronTexaco, General Electric and China's Rare Earth High-Tech Co., Ltd. of Baotou Steel Company and our Ovonyx joint venture which includes Intel. In accordance with GAAP, the investments the Company makes in developing its technologies are expensed as research and development expense in the periods in which they are incurred and the value of these technologies are not carried as assets on the Company's balance sheet.

      The decrease in consolidated revenues primarily resulted from a reduction in revenues from product development agreements of $2,914,000, partially offset by an increase in product sales of $1,367,000.

     o United Solar Ovonic's 2003 revenues increased, as a result of the consolidation of United Solar Ovonic LLC's operating results following the May 14, 2003 acquisition, to $6,940,000 in 2003 versus $1,803,000 in 2002. Third-party product sales are included in revenues in 2003 while they were not in 2002. Also contributing to higher revenues in 2003 were revenues from product development agreements, principally from the recently signed Air Force contract.

     o The $3,480,000 decrease in Ovonic Battery's revenues was primarily due to lower equipment sales to Rare Earth Ovonic ($1,730,000 in 2003 versus $3,583,000 in 2002) due to the near completion of phase one of this program, and reduced revenues from product development agreements ($1,838,000 in 2003 versus $3,206,000 in 2002), principally related to the advanced product development agreement from Texaco Ovonic Battery Systems.

     o The ECD segment's revenues decreased to $3,747,000 in 2003 from $6,580,000 in 2002 due to a decrease of $2,552,000 from product development agreements, primarily due to reduced revenues for Ovonic Fuel Cell Company (zero in 2003 compared to $2,020,000 in 2002), Texaco Ovonic Hydrogen Systems ($2,450,000 in 2003 compared to $3,475,000 in 2002) and Ovonic Media (zero in 2003 compared to $332,000 in 2002).

      Product sales, consisting of photovoltaic products, machine building and equipment sales, and nickel hydroxide and metal hydride materials, increased 26% to $6,701,000 in the three months ended September 30, 2003 from $5,334,000 in the three months ended September 30, 2002. Machine-building and equipment sales revenues decreased 54% to $1,730,000 in 2003 from $3,722,000 in 2002, primarily due to Ovonic Battery contracts with Rare Earth Ovonic to provide battery-making equipment, the first phase of which is nearing completion, ($1,730,000 in 2003 compared to $3,583,000 in 2002). All machine-building and equipment sales contracts are accounted for using percentage-of-completion accounting. Photovoltaic sales were $4,721,000 for 2003, which were sales to third parties, and $1,274,000, for 2002, which were sales to an affiliate. Sales of nickel hydroxide and metal hydride materials were $242,000 in 2003 compared to $251,000 in 2002. The Company currently has a product sales backlog of $11,325,000, all of which is expected to be recognized as revenues in Fiscal 2004.

      Royalties decreased 13% to $459,000 in the three months ended September 30, 2003 from $530,000 in the three months ended September 30, 2002. Lower royalties reflect lower sales

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of small consumer batteries and increased production efficiencies of the
Company's licensees, which have resulted in lower prices.

      Revenues from product development agreements decreased 30% to $6,839,000 in the three months ended September 30, 2003 from $9,753,000 in the three months ended September 30, 2002 primarily due to reduced battery activities under advanced product development agreements with Texaco Ovonic Battery Systems ($1,417,000 for 2003 compared to $2,711,000 in 2002), reduced activity related to Ovonic Media (zero in 2003 versus $332,000 in 2002), a decrease in revenues from Texaco Ovonic Hydrogen Systems ($2,450,000 for 2003 compared to $3,475,000 for 2002) and Ovonic Fuel Cell (zero for 2003 compared to $2,020,000 for 2002), partially offset by increased photovoltaic product development revenues in 2003 ($2,532,000 compared to $609,000 in 2002), primarily due to the new Air Force contract. The revenues from product development agreements do not include any revenues from the recently announced National Institute of Standards and Technology and U.S. Army Tank-Automotive and Armaments Command contracts.

      Revenues from license and other agreements decreased to $50,000 in the three months ended September 30, 2003, from $150,000 in the three months ended September 30, 2002. The 2003 license fee resulted from a license to Mcnair-tech Co., Ltd. of China. Revenues from license and other agreements depend on a small number of new business arrangements, are sporadic and vary dramatically from period to period.

      Other revenues are primarily related to personnel, facilities and miscellaneous administrative and laboratory services provided to some of the Company's joint ventures. Other revenues increased to $156,000 in the three months ended September 30, 2003 from $88,000 in the three months ended September 30, 2002, primarily due to increased laboratory billings.

      The Company had a net loss of $14,282,000 on revenues of $14,205,000 in the three months ended September 30, 2003 compared to a net loss of $3,436,000 on revenues of $15,855,000 for the three months ended September 30, 2002. The $10,846,000 increase in the net loss resulted primarily from an increase of $3,474,000 in the net cost of product development due to reduced third-party funding, loss on product sales ($2,268,000 loss in 2003 compared to a positive margin of $514,000 in 2002), an increase in patent expenses of $1,723,000, primarily as a result of litigation with Matsushita Battery Industrial Co., Ltd., a $724,000 reduction in interest income due to lower short-term investments, decreased license fees of $100,000, and a decrease of $193,000 in other nonoperating income, partially offset by a decrease of $56,000 in selling, general and administrative expense (net) and gains on sales of investments of $309,000 in 2003 (compared to a loss on sale of investments of $42,000 in 2002). In addition, in 2002, the Company recognized income of $2,216,000 attributable to the cumulative effect of a change in accounting principle.

      The loss from operations increased to $14,413,000 in 2003 from $6,388,000 in 2002 because of:

     o an increased operating loss of $1,313,000 for United Solar (operating loss of $3,285,000 in 2003 versus operating loss of $1,972,000 in
     2002) primarily due to start-up and other costs, including depreciation expense associated with increasing production capacity;

     o an increased operating loss of $4,619,000 for Ovonic Battery (operating loss of $6,111,000 in 2003 versus operating loss of $1,492,000 in
     2002) primarily resulting

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     from a profitable equipment sales contract in 2002, higher costs for patent defense, and lower revenues from license agreements in 2003;

     o an operating loss of $5,017,000 in 2003 for the ECD segment (net of consolidating entries) versus operating loss of $2,924,000 in 2002, primarily due to higher investment in product development as the Company increased spending on its core technologies.

      As of September 30, 2003, the Company had consolidated cash, cash equivalents, short-term investments and accounts and short-term note receivable (including $5,489,000 of amounts due from related parties) of $43,139,000, a decrease of $21,357,000 from June 30, 2003. As of September 30, 2003, the Company had consolidated working capital of $24,989,000 compared with a consolidated working capital of $37,795,000 as of June 30, 2003.

      In November 2003, the Company raised a total of $27,940,000 in connection with a sale of units to a group of three institutional investors. Each unit consists of one share of ECD Common Stock and one warrant to purchase one share of ECD Common Stock for $13.96, if exercised, on or prior to May 2, 2005 and for $16.03, if exercised, at any time thereafter but prior to October 31, 2006.

      ECD will file a registration statement with the Securities and Exchange Commission to enable the resale of the shares issued and the shares issuable upon exercise of the warrants. Nolan Securities Corporation acted as placement agent.

      The Company plans to use these proceeds for working capital and to support its future development and other operating activities.

      The Company is presently in negotiations and discussions with third parties to refinance the 30MW production equipment. The Company obtained an independent appraisal that valued the 30MW equipment higher than the $67 million equipment cost. The Company is also engaged in a number of other negotiations and discussions to fund its operations, including forming new strategic alliances to fund and grow its photovoltaic, fuel cell, and other businesses and raise additional capital through equity and debt financings. In addition, the Company is engaged in negotiations with government agencies for contracts to fund its development activities.

      Management believes that funds generated from operations, new business agreements, equity and debt financings, new government contracts and the cost-containment initiatives described below, together with existing cash and cash equivalents, will be adequate to support the Company's operations for the coming year. However, the amount and timing of such activities are uncertain. Accordingly, no assurances can be given as to the timing or success of the aforementioned plans, negotiations, discussions and programs. The Company has recurring losses from operations and needs additional working capital.

      On July 31, 2003, the Company announced a series of initiatives aimed at aggressively continuing to grow revenue through increased photovoltaic production and sales, continued expansion of NiMH battery manufacturing capability and expected growth in solid hydrogen storage systems while significantly reducing operating costs. Workforce reallocation and

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reductions of up to 20% are being implemented to meet the Company's aggressive cost- reduction targets, and business units have begun to reduce discretionary spending and other costs associated with the Company's operations. A salary freeze has been implemented and the Company's executive management team has voluntarily taken a 10% salary reduction. Additional cost-reduction initiatives will include attrition, reduced purchased services and contract employees, and lower capital expenditures. The cost-containment initiatives should be fully implemented by January 1, 2004. In aggregate, they are expected to reduce spending by approximately $20,000,000 annually. In addition, the Company is in the process of reviewing other areas for further cost-reduction initiatives.

      ECD Ovonics will hold a conference call on Monday, December 1, 2003 at 3:30 p.m. EST to discuss its first quarter fiscal 2004 results. Access to the call may be obtained by calling 1.877.858.2512 or 1.706.634.1291. A replay will be available through December 4, 2003, at 1.800.642.1687 or 1.706645.9291.
Callers should use conference ID# 4288710 to access the replay. A live webcast of the conference call will be available online at http://www.videonewswire.com/
OVONIC/120103/ or through the Company's website at www.ovonic.com.   The
consolidated financial results on Form 10-Q for the three months ended
September 30, 2003 will also be available on the Company's website as soon as reasonably practicable after the electronic filing of the report.

      ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.


                                       ###


      This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
--------
Stephan W. Zumsteg, Vice President and CFO
Ghazaleh Koefod, Shareholder Relations
248.293.0440